ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
                                    OF
                         CCB FINANCIAL CORPORATION



               The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Charter:
               1.   The name of the corporation is CCB Financial
      Corporation.
               2. The following amendment to the Restated Charter of the corporation was adopted by its board of directors on the 17th day of January, 1995, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

          The Restated Charter of the corporation hereby is amended by deleting the first sentence of Paragraph 4(C)(i) thereof and inserting in its place the following new sentence:

               "The shares of such series shall be designated
                as "Series A Junior Participating Preferred
                Stock," and the number of shares constituting such series shall be 200,000."

               3. Shareholder action was not required for the adoption of this amendment because (i) no shares of the corporation's Series A Junior Participating Preferred Stock have been issued and (ii) the Restated Charter of the corporation provides that the board of directors may determine, in whole or in part, the designations, relative rights, preferences, and limitations of one or more series within a class of shares before the issuance of any shares of that series.

                This the 27th day of January, 1995.


                              CCB FINANCIAL CORPORATION



                              By:  /s/ W. Harold Parker, Jr.
                                   W. Harold Parker, Jr.
                                         Senior Vice President

               ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
                                    OF
                         CCB FINANCIAL CORPORATION


               The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Charter:

               1.   The name of the corporation is CCB Financial
      Corporation.

               2. The following amendment to the Restated Charter of the corporation was adopted by its shareholders on the 5th day of April, 1994, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

          Article 4 of the Restated Charter of the corporation hereby is amended by deleting the first sentence and inserting in lieu thereof the following sentence:

               "The total number of shares of capital stock
                which the Corporation has authority to issue is 35,000,000, of which 30,000,000 shall be common stock, $5.00 par value, and 5,000,000 shall be serial preferred stock."

               3. The number of shares of the corporation outstanding at the time of such adoption was 9,516,379; the number of votes entitled to be cast thereon was 9,516,379; and the number of votes indisputably represented at the meeting of shareholders was 6,102,809.

          4. The number of votes cast for such amendment was 5,826,776; and the number of votes cast against such amendment was 179,177.

               This the 2nd day of May, 1994.


                              CCB FINANCIAL CORPORATION



                              By:  /s/ Ernest C. Roessler
                                   Ernest C. Roessler, President

          ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                    OF
                         CCB FINANCIAL CORPORATION

          The undersigned corporation hereby executes these Articles of Amendment for the purpose of amending its Articles of
      Incorporation:
          1.   The name of the corporation is CCB Financial Corporation.
          2. The text of the amendment to the Articles of Incorporation adopted on the 2nd day of April, 1991 is as follows:

               14.  To the fullest extent permitted by the
               North Carolina Business Corporation Act as it exists or may hereinafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its shareholders for monetary damages for breach of any duty as a director.

          3. The amendment to the Articles of Incorporation of the corporation was adopted by its shareholders acting as a single voting group, as follows:
                    (a) The number of outstanding shares, number of votes entitled to be cast and number of votes indisputably represented at the meeting were as follows:




    Number of             Number of Votes           Number of
 Outstanding Shares     Entitled to be Cast     Votes Represented

20,000,000                    5,065,559           3,379,115




               (b) The number of votes cast for and against the amendment was as follows:




                           Number of Votes Cast
              For                 Against              Abstain

             3,212,790           98,897                 67,428

                 IN WITNESS WHEREOF, the corporation has caused this instrument to be executed in its corporate name by its President all by order of its Board of Directors duly given, this the 16th day of April, 1991.

                                        CCB FINANCIAL CORPORATION


                                        BY: /s/ W. L. Burns, Jr.
                                           W. L. Burns, Jr., President

                   Statement of Classification of Shares of

                         CCB Financial Corporation


      1.  The name of the corporation is CCB Financial Corporation.

      2. The Board of Directors of CCB Financial Corporation has adopted the following resolutions:

               RESOLVED FURTHER, that pursuant to the
               authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Charter, a series of preferred stock of the corporation to be designated "Series A Junior Preferred Stock," ("Preferred Stock"), be, and it hereby is, created, the designations and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, shall be as set forth in Exhibit A to the Rights Agreement, which is attached hereto and incorporated herein by reference; and,

               RESOLVED FURTHER, that the Charter of the Corporation be supplemented to provide for the designation, amount, voting powers, preferences and relative participating, optional and other special rights of the shares of the Preferred Stock in accordance with the form presented at this meeting and as set forth in Exhibit A to the Rights Agreement; and, that the President of the Corporation and Secretary of the Corporation be, and they hereby are, authorized and directed (1) to make such changes not inconsistent with the purposes of such supplement and the interest of the Corporation as may be necessary or appropriate to reflect such changes as may be requested by any regulatory agency or as they may, upon advice of counsel, consider necessary or appropriate,
               (2) to execute and deliver such supplement in the form of a Statement of Classification of Shares on behalf of the Corporation and (3) to take such other actions as may be necessary or appropriate to effectuate the intent and purpose of this resolution.

3. The date of the adoption of the foregoing resolutions was February 26, 1990.

               IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed in its corporate name by its President and attested by its Secretary, all by order of its Board of Directors duly given, this the 26th day of March, 1990.

                                        CCB FINANCIAL CORPORATION



                                        By: /s/ W. L. Burns, Jr.
                                            W. L. Burns, Jr., President

      ATTEST:

      /s/ Richard W. Every
            Richard W. Every, Secretary

                   STATEMENT OF CLASSIFICATION OF SHARES
                             OF CCB FINANCIAL
                                CORPORATION


      4.C.  Series A Junior Participating Preferred Stock:

               (i)  Designation and Amount.  The shares of such series
                shall be designated as "Series A Junior Participating Preferred Stock," and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors of this Corporation ("Board of Directors"); provided, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by this Corporation convertible into Series A Junior Participating Preferred Stock.

               (ii)  Dividends and Distributions.

                    (a) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of common stock, par value $5.00 per share ("Common Stock"), of this Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00 or (2) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event this Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b)  This Corporation shall declare a dividend or
                distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) of this subsection (ii) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (c)  Dividends shall begin to accrue and be cumulative on
                outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive quarterly dividends and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          (iii) Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights.

               (a)  Subject to the provision for adjustment hereinafter
                set forth, each share of Series A Junior Participating Preferred stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of this Corporation. In the event this Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b)  Except as otherwise provided herein, in any other
                resolution creating a series of preferred stock or any similar stock, in any amendment to the Charter of this Corporation or by law, the holders of shares of Series A Junior Participating Preferred Stock and any other capital stock of this Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of this Corporation.

               (c)  Except as set forth herein, or as otherwise provided
                by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          (iv) Certain Restrictions.

               (a)  Whenever quarterly dividends or the dividends or
                distributions payable on the Series A Junior Participating Preferred Stock as provided in subsection (ii) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, this Corporation shall not:

                    (1)  declare or pay dividends, or make any other
                     distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                    (2) declare or pay dividends, or make any other
                     distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (3) redeem or purchase or otherwise acquire for
                     consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of this Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

                    (4)  redeem or purchase or otherwise acquire for
                     consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (b) This Corporation shall not permit any subsidiary of
                this Corporation to purchase or otherwise acquire for consideration any shares of stock of this Corporation unless the Corporation could, under paragraph (a) of this subsection
                (iv), purchase or otherwise acquire such shares at such time and in such manner.

          (v) Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by this Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in a resolution of the Board of Directors, in the Charter of this Corporation, or in any other supplement or amendment creating a series of preferred stock or any similar stock or as otherwise required by law.

          (vi) Liquidation, Dissolution of Winding Up. Upon any liquidation, dissolution or winding up of this Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except distributions made ratably on the Series A Junior Participating Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event this Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (vii) Consolidation, Merger, etc. In case this Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event this Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (viii)    No Redemption. The shares of Series A Junior
      Participating Preferred Stock shall not be redeemable, except as otherwise provided herein.

          (ix) Rank. The Series A Junior Participating Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of this Corporation's preferred stock.

          (x) Amendment. The Charter of this Corporation shall not be amended in any manner, nor shall the Board of Directors take any action, which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting together as a single class.

          (xi) Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

               Holders of the capital stock of this Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation which may be issued.

                           RESTATED CHARTER
                                    OF
                         CCB FINANCIAL CORPORATION

               The undersigned corporation, pursuant to action by its board of directors and without a vote of its shareholders, hereby executes this Restated Charter for the purpose of integrating into one document its original Articles of Incorporation and all amendments thereto:
               1.   The name of the corporation is CCB Financial
      Corporation.
               2. The period of duration of the corporation is perpetual.
               3. The purposes for which the corporation is organized are:
                    (a) To operate as a one-bank or as a multi-bank holding company.
                    (b) To operate and engage in the wholesale and retail sale of real and personal property of all types.
                    (c) To operate and engage in business of renting and leasing real and personal property of all types.
                    (d) To operate and engage in the business of providing services of all types without limitation.
                    (e) To operate and engage in the business of manufacturing goods and products of all types and kinds.
                    (f) To operate and engage in the business of making investments in and the developing of real and personal property of all types.
                    (g)  To operate and engage in any directly,
      indirectly, horizontally or vertically related business, enterprise or venture.
                    (h) To engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

          4. The total number of shares of capital stock which the corporation has authority to issue is 25,000,000, of which 20,000,000 shall be common stock, $5.00 par value, and 5,000,000 shall be serial preferred stock. The shares may be issued from time to time as approved by the board of directors without further approval of the shareholders, except as otherwise provided in this Paragraph 4 or to the extent that such approval is required by North Carolina law. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share, or if designated as no par value, the stated value as determined by the board of directors. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the corporation. The consideration for the shares shall be cash, tangible or intangible property, labor or services actually performed for the corporation or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.
          A description of the different classes and series (if any) of the corporation's capital stock and a statement of the designations, relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:
               A.   Common Stock.  Except as provided in this Paragraph
      4 (or in any supplementary sections hereto), the holders of the common stock exclusively shall possess all voting power. Each holder of shares of common stock shall be entitled to one (1) vote for each share held by such holder, except as to the cumulation of votes for the election of directors as may be permitted under North Carolina law.

               Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.
               In the event of any liquidation, dissolution or winding up of the affairs of the corporation, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the corporation available for distribution remaining after (i) payment or provision for payment of the corporation's debts and liabilities, and (ii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of the affairs of the corporation. Each share of common stock shall have the same relative rights as, and be identical in all respects with, all other shares of common stock.
               B. Preferred Stock. The corporation may provide in supplementary sections to the Charter for one or more classes of preferred stock, each of which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the Charter. All shares of the same class shall be identical except as to the following designations, relative rights, preferences and limitations, as to which there may be variations between different series:

                         (1) The distinctive serial designation and the number of shares constituting such series;
                         (2)  The dividend rates or the amount of
      dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;
                         (3)  The voting powers, full or limited, if
      any, of shares of such series;
                         (4) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;
                         (5)  The amount or amounts payable upon the
      shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;
                         (6) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;
                         (7) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the corporation and, if so, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made and any other terms and conditions of such conversion or exchange;
                         (8) The price or other consideration for which the shares of such series shall be issued; and,
                         (9)  Whether the shares of such series which
      are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.
                         Each share of each series of serial preferred stock shall have the same designations, relative rights, preferences and limitations as, and be identical in all respects with, all the other shares of the same series.
                         The directors shall have authority to divide, by the adoption of supplementary Charter sections, any authorized class of preferred stock into series and, within the limitations set forth in this Paragraph 4 or otherwise in the Charter, to fix and determine the designations, relative rights, preferences and limitations of the shares of any series so established.
                         Prior to the issuance of any preferred shares of a series established by a supplementary Charter section adopted by the directors, the corporation shall file with the North Carolina Secretary of State a dated copy of that supplementary section of the Charter establishing and designating the series and fixing and determining the designations, relative rights, preferences and limitations thereof.
               5. The stated capital of the corporation is Twenty-Five Million Seventy-Four Thousand Thirty and No/100 Dollars ($25,074,030.00).
               6. The shareholders of the corporation shall have no preemptive right to acquire additional or treasury shares of the corporation.
               7. The address of the registered office of the corporation in the State of North Carolina is 111 Corcoran Street, Durham, Durham County, North Carolina 27702; and the name of its registered agent at such address is W. L. Burns, Jr.
               8. The number of directors of the corporation may be fixed by the bylaws.
               9.   (The corporation's original Articles of
      Incorporation did not contain an Article 9.)

               10. The name and address of the incorporator are Anthony Gaeta, Jr., 1001 College Court, New Bern, Craven County, North Carolina 28560.
               11. In addition to the general powers granted corporations under the laws of the State of North Carolina, the corporation shall have full power and authority to do any and all lawful acts of any nature whatsoever.
               12. Except for certain business combinations that fall within the requirements of Paragraph 13 of the Charter, any agreement, plan or arrangement providing for the merger or consolidation of the corporation with any other corporation, foreign or domestic, or the sale, lease or exchange of all or substantially all of the assets of the corporation which require prior shareholder approval under North Carolina law shall only be effected after the prior approval of the holders of at least three-fourths of the outstanding shares of all classes of capital stock of the corporation, voting together as a single class, unless class voting rights are specifically permitted for any class of capital stock of the corporation.
               13. The requirements with respect to certain business combinations are as follows:
                    (A) Vote Required for Certain Business Combinations.
                         (1)  Higher Vote for Certain Business
      Combinations. In addition to any affirmative vote required by Paragraph 12 of the Charter, and except as otherwise expressly provided in subparagraph (B) of this Paragraph 13:
                              a.   any merger or consolidation of the
      corporation or any subsidiary (as hereinafter defined), into or with (i) any Interested Shareholder (as hereinafter defined), or
      (ii) any other corporation (whether or not itself an Interested Shareholder) which immediately before is, or after such merger or consolidation would be, an Affiliate or an Associate (as hereinafter defined) of an Interested Shareholder; or

                              b.   any sale, lease, exchange, mortgage,
      pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of all or substantially all, or any Substantial Part (as hereinafter defined), of the assets or businesses of the corporation or any subsidiary (including, without limitation, any securities issued by a subsidiary); or
                              c.   any purchase, exchange, lease or
      other acquisition by the corporation or any subsidiary (in one transaction or a series of transactions) of all or substantially all, or any Substantial Part, of the assets or businesses of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
                              d.   the issuance or transfer by the
      corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or
                              e.   the adoption of any plan or proposal
      for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
                              f.   any reclassification of securities
      (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary which is directly or indirectly owned by any Interested

      Shareholder or any Affiliate or Associate of any Interested
      Shareholder; or
                              g.   any agreement, contract or other
      arrangement providing for any of the transactions described in clauses (a) through (f) above;

      shall require the affirmative vote of both (i) the holders of at least 85% of each class of outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), each voting separately as a class, and (ii) a majority in interest of the holders of the issued and outstanding Voting Stock of the corporation held by persons other than any Interested Shareholder or any Affiliate or Associate of
      any Interested Shareholder.   Such affirmative vote shall be
      required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
                         (2) Definition of "Business Combination". The term "Business Combination" as used in this Paragraph 13 shall mean any transaction which is referred to in any one or more of clauses
      (a) through (g) of section (1) of this subparagraph (A).
                    (B)  When Higher Vote is Not Required.
      The provisions of subparagraph (A) of this Paragraph 13 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by Paragraph 12 hereof, if all of the conditions specified in either of the following sections (1) and (2) are met:
                         (1)  Approval by Disinterested Directors.    The
      Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined); or
                         (2) Price and Procedure Requirements. All of the following conditions shall have been met:
                              a.   The aggregate amount of the cash and
      the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:
                                   (i) (if applicable) the highest per
      share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (b) in the transaction in which it became an Interested Shareholder, whichever is higher; and
                                   (ii) the Fair Market Value per share
      of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Paragraph 13 as the "Determination Date"), whichever is higher.
                              b.   The aggregate amount of the cash and
      the Fair Market Value (as of the date of the consummation of the Business Combination) of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subsection (2)b shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):
                                   (i) (if applicable) the highest per
      share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (a) within the two-year period immediately prior to the Announcement Date, or (b) in the transaction in which it became an Interested Shareholder, whichever is higher;
                                   (ii)  (if applicable) the highest
      preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and
                                   (iii) the Fair market Value per share
      of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.
                              c.   The consideration to be received by
      holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.
                              d.   After such Interested Shareholder has
      become an Interested Shareholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any quarterly dividends (whether or not cumulative) on any class or series within a class of issued and outstanding Preferred Stock: (ii) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (b) an increase in such rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                              e.   After such Interested Shareholder has
      become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or any subsidiary of the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
                              f.   A proxy or information statement,
      furnished by the Interested Shareholder, describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). To facilitate the mailing of the proxy or information statement, the corporation would either (i) provide a list of shareholders to the Interested Shareholder so that he can distribute the materials, or (ii) distribute the proxy or information statement itself, in which case the Interested Shareholder would reimburse the corporation for expenses.
                    (C)  Certain Definitions.     For the purpose of
      this Paragraph 13:
                         (1) A "person" shall mean any individual, firm, corporation or other entity.
                         (2) "Interested Shareholder" shall mean any person (other than the corporation or any subsidiary) who or which:
                              a.  is the beneficial owner, directly or
      indirectly, of 20% or more of any class of outstanding Voting
      Stock; or
                              b.  is an Affiliate of the corporation and
      at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of any class of outstanding Voting Stock; or
                              c.  is an assignee of or has otherwise
      succeeded to any shares of any class of outstanding Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
                         (3) A person shall be a "beneficial owner" of any Voting Stock:
                              a.  which such person or any of its
      Affiliates or Associates beneficially owns, directly or indirectly;
      or
                              b.  which such person or any of its
      Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
                              c.  which are beneficially owned, directly
      or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing or any shares of Voting Stock.
                         (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to section (2) of this subparagraph (C), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of section (3) of this subparagraph (C) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                         (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 20, 1987.
                         (6)  A "subsidiary" means any corporation of
      which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in section (2) of this subparagraph (C), the term "subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.
                         (7) "Disinterested Director" means any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.
                         (8) "Fair Market Value" means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors in good faith.
                         (9) "Substantial Part" as used with reference to the assets of the corporation, of any subsidiary or of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, means assets having a value of more than 10% of the total consolidated assets of the corporation and its subsidiaries as of the end of the corporation's most recent fiscal year ending prior to the time the determination is made.
                         (10) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in sections (2)a and (2)b of subparagraph (B) of this Paragraph 13 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.
                    (D) Powers of the Board of Directors. A majority of the directors of the corporation shall have the power and duty
      (a) to determine for the purposes of this Paragraph 13, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more; and (b) to take into account, for purposes of determining whether the conditions set forth in subparagraph (B) of this Paragraph 13 have been satisfied, stock dividends, reclassifications, combinations and the like that have occurred since the date the Interested Shareholder became an Interested Shareholder.
                    (E)  No Effect on Fiduciary Obligations of
      Interested Shareholders. Nothing contained in this Paragraph 13 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
                    (F) Amendment, Repeal, etc. Notwithstanding any other provisions of this Charter or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Charter or the Bylaws of the corporation), the affirmative vote of both (i) the holders of 85% or more of each class of outstanding Voting Stock, each voting separately as a class, and (ii) a majority in interest of the holders of outstanding Voting Stock of the corporation held by persons other than any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, shall be required to amend or repeal, or adopt any provisions inconsistent with this Paragraph 13; provided that this subparagraph (F) shall not apply to, and such vote shall not be required for, any such amendment, repeal or adoption recommended to the shareholders by the favorable vote of at least 75% of the Disinterested Directors and any such amendment, repeal or adoption so recommended shall require only the vote, if any, required by law or under the applicable provisions of this Charter (exclusive of this Paragraph 13).
               14. No director of the corporation shall be personally liable to the corporation or any of its stockholders or otherwise for monetary damages for breach of duty as a director, except with respect to (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation, (ii) any liability under G.S. 55-32, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date on which this provision became effective. As used herein, the term "improper personal benefit" does not include a director's compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the corporation. No amendment or repeal of the provisions of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability which has been eliminated by the provisions of this Article.
               15. This Restated Charter purports merely to restate but not to change the provisions of the original Articles of Incorporation as supplemented and amended; and there is no discrepancy, other than as expressly permitted by Section 55-105 of the General Statutes of North Carolina, between the said provisions and the provisions of this Restated Charter.

               IN WITNESS WHEREOF, the corporation has caused this instrument to be executed in its corporate name by its President and attested by its Secretary, all by order of its Board of Directors duly given, this the ______ day of ____________, 1989.

                                   CCB FINANCIAL CORPORATION


                                   By: /s/ W. Burns, Jr.
                                       W. L. Burns, Jr., President

      ATTEST:


      /s/ Richard W. Every
      Richard W. Every, Secretary